Calculation of Filing Fee Tables
S-8
DigitalBridge Group, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock, $0.01 par value per share	Other	6,000,000	$ 15.70	$ 94,200,000.00	0.0001381	$ 13,009.02
Total Offering Amounts:						$ 94,200,000.00		$ 13,009.02
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 13,009.02
Offering Note
[1]	a) The DigitalBridge Group, Inc. 2024 Omnibus Stock Incentive Plan, as amended, authorizes the issuance of up to 11,500,000 shares of Common Stock, par value $0.01 per share ("Common Stock") (including the 6,000,000 shares of Common Stock registered hereby). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalizations, or similar transactions. b) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Class A common stock of DigitalBridge Group, Inc. as reported on the New York Stock Exchange on May 26, 2026, which was $15.695 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources